UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 19, 2010

WHO’S YOUR DADDY, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-33519 (Commission File Number)	98-0360989 (I.R.S. Employer Identification No.)

26381 Crown Valley Parkway, Suite 230 Mission Viejo, CA 92691 (Address of principal executive offices) (zip code)

(949) 582-5933 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events

Debt Compromise
Who’s Your Daddy, Inc. (the “Company”) has finalized settlement agreements with three former officers and one former vendor for the compromise of $1,069,672 in recorded indebtedness owed them by the Company, all as described below.

1.             The Company entered into letter agreements (the “Letter Agreements”) dated January 13, 2010 with two former officers and directors, Dan Fleyshman (“Fleyshman”) and Edon Moyal (“Moyal”), whereby Fleyshman and Moyal agreed that the Company would not be required to repay indebtedness owed them totaling $630,691 in accrued salaries and unpaid loans, advances and services provided.  Additionally, the Letter Agreements require Fleyshman and Moyal to assign a total of 2,044,428 shares of the Company’s common stock (the “Assigned Shares”) held in their name for the purpose of liquidation and repayment of certain other specified debt (the “Specified Debt”).  In the Letter Agreements, the Company gave no assurance that it would be able to liquidate the Assigned Shares or, if liquidated, the proceeds, net of costs of settlement of the Specified Debt (including legal fees) and liquidation of the Assigned Shares, would be sufficient to repay the Specified Debt.  Therefore the Letter Agreements do not provide a release by the Company to Fleyshman and Moyal of any liability they may have for the Specified Debt.  On January 20, 2010, Fleyshman and Moyal completed their obligations under the Letter Agreements by providing the Assigned Shares to the Company.  In connection with the Letter Agreements, the Company expects to record a gain on extinguishment of debt of $630,691 during the three-month period ending March 31, 2010.  In addition, the Company may record an additional gain on extinguishment of debt in future periods if it can successfully liquidate some or all of the Assigned Shares and repay some or all of the Specified Debt.

2.             The Company entered into a Settlement Agreement and General Release (the “Officer Settlement Agreement”) dated January 15, 2010 with a former officer (the “Officer”) whereby the Officer agreed to accept 75,000 shares of the Company’s common stock (the “Shares”) as full repayment of indebtedness owed by the Company totaling $183,981 in accrued salaries and unpaid loans and advances.  The Officer Settlement Agreement provides that the Company will endeavor to obtain an opinion from counsel confirming that the Shares need not contain a restrictive legend under Rule 144.  The Officer signed the Officer Settlement Agreement on January 19, 2010.  In connection with the Officer Settlement Agreement, the Company expects to record a gain on extinguishment of debt of $170,481 during the three-month period ending March 31, 2010.

3.             On or about May 15, 2008, Fish & Richardson P.C. (“Fish”) filed an action against the Company in the Superior Court of California, County of San Diego, asserting claims for breach of a settlement agreement dated September 27, 2006 (the “2006 Settlement Agreement”) purportedly entered into in connection with fees allegedly owed by the Company to Fish for Fish’s providing of legal services on the Company’s behalf in the approximate amount of $255,000.  The 2006 Settlement Agreement also granted Fish a security interest in all of the trademarks owned by the Company (consisting of Who’s Your Daddy® and The King of Energy®) and all associated goodwill.  On April 17, 2009, Fish’s motion for summary judgment was heard and the motion was granted.  On May 21, 2009, a judgment was entered against the Company for $273,835 plus interest of $74,817 through the date of the judgment.  On September 10, 2009, Fish filed an action in United States District Court Southern District of California to foreclose on their security interest in the Company’s trademarks, which action was served on the Company’s registered agent on approximately October 19, 2009.

During the three months ended September 30, 2009, the Company completed an evaluation of its Who’s Your Daddy® and The King of Energy® trademarks and determined they were not descriptive of its new product, were too offensive for a large segment of the market the Company will be trying to attract, and would not be effective names for its current marketing direction.  As such, the Company recorded an impairment charge during the three-month period ended September 30, 2009 of $143,711, effectively reducing the value of the trademarks to zero.

Effective January 19, 2010, the Company entered into a Settlement Agreement and Release of All Claims (the “Fish Settlement Agreement”) with Fish wherein the Company has agreed to transfer all right, title and interest in its trademarks to Fish and Fish has agreed to acknowledge a full satisfaction of its judgment and to dismiss the Federal Action with prejudice.  The Fish Settlement Agreement was executed on January 21, 2010.  In connection with the Fish Settlement Agreement, the Company expects to record a gain on extinguishment of debt of $255,000 during the three-month period ending March 31, 2010.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1 10.2 10.3 10.4
Letter Agreement with Dan Fleyshman dated January 13, 2010
Letter Agreement with Edon Moyal dated January 13, 2010
Settlement Agreement and General Release between Who’s Your Daddy, Inc. and Joseph Conte dated January 15, 2010
Settlement Agreement and Release of All Claims between Who’s Your Daddy, Inc. and Fish & Richardson P.C. dated January 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Who’s Your Daddy, Inc.
a Nevada corporation

Dated: January 22, 2010		/s/ Michael R. Dunn
	By:	Michael R. Dunn
	Its:	Chief Executive Officer